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                                                                      EXHIBIT 11

                            FORRESTER RESEARCH, INC.
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        STATEMENT REGARDING COMPUTATION OF PRO FORMA PER SHARE EARNINGS


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                                                                                   NINE MONTHS
                                                                  YEAR ENDED          ENDED
                                                                 DECEMBER 31,     SEPTEMBER 30,
                                                                 ------------     -------------
                                                                     1995             1996
                                                                 ------------     -------------
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Computation of income per common share:
     Pro forma net income......................................    1,288,266         1,464,252
                                                                   =========         =========
Shares:
     Weighted average shares outstanding.......................    6,000,000         6,000,000
                                                                   =========         =========
Add:
     Shares issuable from assumed exercise of options as
       determined by the application of the treasury stock
       method..................................................      293,449           293,449
                                                                   =========         =========
Weighted average common and common equivalent shares
  outstanding..................................................    6,293,449         6,293,449
                                                                   =========         =========
Pro forma net income per common share..........................        $0.20             $0.23
                                                                   =========         =========
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